EXHIBIT 5.1



                          MAYER, BROWN, ROWE & MAW
                         190 South La Salle Street

                        Chicago, Illinois 60603-3441



                                                               MAIN TELEPHONE
                                                               (312) 782-0600
                                                                  MAIN FAX
                                                               (312) 701-7711


                               June 14, 2002



DeVRY INC.
One Tower Lane
Oakbrook Terrace, Illinois

Ladies and Gentlemen:

         We have acted as special counsel to DeVRY INC. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,500,000 shares of its Common Stock, $.01 par value (the "Shares"), to be offered pursuant to the DeVRY INC. 1999 Stock Incentive Plan, as amended (the "Plan"). In connection therewith, we have examined or are otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, as amended to date, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Mayer, Brown, Rowe & Maw

                                           MAYER, BROWN, ROWE & MAW